Exhibit 99.4

Sunoco LP Announces Purchase of NuStar Preferred Units and Full Redemption

of NuStar Logistics Subordinated Notes

DALLAS, May 3, 2024 – Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced that, on June 3, 2024 (the “Redemption Date”), (a) SUN will purchase all outstanding units of (i) 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) representing limited partner interests in NuStar Energy L.P., a Delaware limited partnership and subsidiary of SUN (“NuStar”), (ii) 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series B Preferred Units”) representing limited partner interests in NuStar and (iii) 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units” and, collectively with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”), representing limited partner interests in NuStar, in each case pursuant to the Eighth Amended and Restated Agreement of Limited Partnership of NuStar, dated as of July 20, 2018, as amended to date, with the final cash distribution for the Preferred Units to be paid on May 31, 2024 to holders of the Preferred Units as of the close of business on May 15, 2024 (the “Record Date”); and (b) NuStar Logistics, L.P., a Delaware limited partnership and subsidiary of SUN (“Logistics”), will redeem all of Logistics’ outstanding 7.625% Fixed-to-Floating Rate Subordinated Notes due 2043 (CUSIP No. 67059T204, the “Notes”) issued pursuant to the First Supplemental Indenture, dated as of January 22, 2023 (the “First Supplemental Indenture”), among Logistics, NuStar, NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership (the “Affiliate Guarantor”), and Computershare Trust Company, N.A., as successor trustee (the “Trustee”) to Wells Fargo Bank, National Association, to the Indenture, dated as of January 22, 2013 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Original Indenture”), among Logistics, NuStar and the Trustee. SUN entered into the Second Supplemental Indenture, dated as of May 3, 2024 (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), with Logistics, NuStar, the Affiliate Guarantor and the Trustee to assume the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the due and punctual performance or observance of all the other obligations under the Original Indenture to be performed or observed by Logistics.

The redemption price for the Preferred Units (the “Preferred Units Redemption Price”) will be equal to $25.00 per each Preferred Unit for the purchased Preferred Units on the Redemption Date, less any applicable tax withholding as required by law.

A final cash distribution with an amount equal to all unpaid distributions thereon from November 25, 2016 to the Redemption Date (whether or not such distributions shall have been declared), totaling $6,064,256.64, or approximately $0.6693 per each Series A Preferred Unit, will be paid on May 31, 2024 to holders of the Series A Preferred Units as of the close of business on the Record Date.

A final cash distribution with an amount equal to all unpaid distributions thereon from April 28, 2017 to the Redemption Date (whether or not such distributions shall have been declared), totaling $9,371,095.07, or approximately $0.6085 per each Series B Preferred Unit, will be paid on May 31, 2024 to holders of the Series B Preferred Units as of the close of business on the Record Date.

A final cash distribution with an amount equal to all unpaid distributions thereon from November 30, 2017 to the Redemption Date (whether or not such distributions shall have been declared), totaling $4,661,111.00, or approximately $0.6755 per each Series C Preferred Unit, will be paid on May 31, 2024 to holders of the Series C Preferred Units as of the close of business on the Record Date.

On the Redemption Date, the Preferred Units Redemption Price will become due and payable upon each purchased Preferred Unit, and distributions on the Preferred Units will cease to accrue on and after the Redemption Date.

Paying Agent of the Preferred Units and its name and address is:

By Mail or Express Delivery:

Computershare Trust Company, N.A.

150 Royall Street, Suite 101

Canton, MA 02021

Attention: Corporate Actions, COY: VLI

The redemption price for the Notes called for redemption will be equal to 100.000% of the principal amount (the “Notes Redemption Price”), plus accrued and unpaid interest, if any, to the Redemption Date in accordance with the terms of the Notes and the Indenture. On the Redemption Date, the Notes Redemption Price will become due and payable upon each redeemed Note, and interest on the Notes will cease to accrue on and after the Redemption Date.

Paying Agent of the Notes and its name and address is:

Regular Mail, Registered & Certified Mail, Courier or In Person by Hand:

Computershare Trust Company, N.A.

Corporate Trust Operations

1505 Energy Park Drive

St. Paul, MN 55108

Additional information concerning the terms and conditions of the purchase of the Preferred Units and the redemption of the Notes announced herein is contained in the notice distributed to holders of the Preferred Units and to holders of the Notes. Beneficial holders with any questions about the purchase of the Preferred Units and the redemption of the Notes announced herein should contact their respective brokerage firm or financial institution.

Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 47 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 9,500 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 10,000 convenience stores, independent dealers, commercial customers, and distributors. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.sunocolp.com

Contacts

Investors:

Scott Grischow, Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Media:

Vicki Granado, Vice President – Media & Communications

(214) 981-0761, vicki.granado@energytransfer.com

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